Docusign Envelope ID: 062607A6-1FFD-8260-80D5-B9B1B191854B

BINDING TERM SHEET
DATAVAULT AI INC. – SCILEX HOLDING COMPANY

Dated: April 26, 2026

This binding term sheet (this "**Term Sheet**") sets forth the principal terms upon which Scilex Holding Company, a Delaware corporation ("**Scilex**"), proposes to make an upfront cash contribution to Datavault AI Inc., a Delaware corporation ("**Datavault**" and, together with Scilex, the "**Parties**" and each, a "**Party**"), in exchange for the right to receive certain payments tied to revenues generated by Datavault's quantum-ready edge network, on the terms and subject to the conditions set forth below (the "**Transaction**").

Term	Description
Parties	**Datavault**: Datavault AI Inc., a Delaware corporation. **Scilex**: Scilex Holding Company, a Delaware corporation.
Transaction	At the closing of the Transaction (the "**Closing**"), Scilex will make an upfront cash contribution to Datavault in the amount of $120,000,000 (the "**Upfront Payment**"), and, in consideration therefor, Datavault will pay to Scilex the Scilex Payments (as defined below) on the terms set forth herein.
Use of Proceeds	Datavault will use the Upfront Payment exclusively to fully fund the deployment of Datavault's quantum-ready GPU infrastructure across an estimated 100 cities in the United States (the "**Quantum-Ready Edge Network**"), including purchase 48,000 H200 GPUs from Available Infrastructures (with 24,000 H200 GPUs in stock at Available's warehouse and the additional 24,000 H200 GPUs to be purchased at pre-fixed price per GPU. Total 48,000 GPUs have a current market value at approximately $2.4 billion), build-out, equipment, related working capital, and reasonable overhead expenses directly attributable thereto. It is projected by Available Infrastructures that the Quantum-Ready Edge Network has an annual revenue potential of $10 billion to $100 billion. The Upfront Payment is securitized by the total GPUs in stock and to be purchased until Scilex receives $180,000,000 from the Scilex Payments as described below.

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2 Term Description Revenue Share From and after the Closing, Datavault will pay to Scilex an amount equal to: - 30% of all gross revenues recognized by Datavault attributable exclusively to the 100 city Quantum-Ready Edge Network (“Network Revenues”), payable until the aggregate amount of such payments received by Scilex equals $250,000,000 (the “Interim Cap”); - Once the Interim Cap is reached, 15% of Network Revenues, payable until the aggregate amount of such payments received by Scilex (when combined with amounts applied to the Interim Cap) equals $1,200,000,000 (the “Additional Cap”); and - Once the Additional Cap is reached, 5% of Network Revenues, payable during the lifetime of the GPUs purchased using the Upfront Payment (together with the payments toward the Interim Cap and the Additional Cap, the “Scilex Payments”). Network Revenues “Network Revenues” will be defined in the Definitive Agreement and is expected to mean all gross revenues recognized by Datavault in accordance with U.S. generally accepted accounting principles (“GAAP”) attributable to products, services, licenses, subscriptions, fees, and other amounts derived exclusively from or relating to the Quantum-Ready Edge Network, subject to such customary inclusions, exclusions, deductions, and adjustments (including for taxes, returns, refunds, chargebacks, and pass-through amounts) as may be agreed in the Definitive Agreement. Payment Terms Scilex Payments will be paid in U.S. dollars by wire transfer of immediately available funds to an account designated by Scilex, on a quarterly basis by fifteen (15) days after Datavault’s actual receipt of the applicable Network Revenues, accompanied by a written statement setting forth in reasonable detail the calculation of the applicable portion of Scilex Payments.

3 Term Description Reporting; Audit Rights Datavault will maintain books and records sufficient to determine Network Revenues and the calculation of Scilex Payments. Scilex will have customary audit rights, exercisable not more frequently than once per calendar year on reasonable prior notice and during normal business hours, with audit costs borne by Scilex; provided that, in the case of any underpayment in excess of 5% for the audited period, Datavault will reimburse Scilex for the reasonable costs of such audit and promptly pay the underpaid amount, together with interest at the prime rate plus 2%. Closing Subject to satisfaction or waiver of the Conditions to Closing (as defined below), the Parties anticipate that Scilex will fund the Upfront Payment in multiple closings with the final Closing will occur no later than December 31, 2026. Each closing will be executed with sufficient timeliness to support all payments required by Available Infrastructure prior to December 31, 2026. Conditions to Closing The Closing will be subject to the satisfaction or waiver of customary closing conditions for transactions of this type, including, without limitation: (i) negotiation, execution, and delivery of the Definitive Agreement; (ii) accuracy in all material respects of representations and warranties at signing and at the Closing; (iii) compliance in all material respects with covenants; (iv) receipt of all required corporate, regulatory, stockholder, and third-party consents and approvals; (v) absence of any law, order, or injunction prohibiting the Transaction; and (vi) the absence of any material adverse change with respect to Datavault or the Quantum-Ready Edge Network. Definitive Agreement The Parties will negotiate in good faith and use commercially reasonable efforts to enter into a definitive agreement (the “Definitive Agreement”) reflecting the terms set forth herein and containing such other representations, warranties, covenants (including customary affirmative and negative operating covenants of Datavault relating to the Quantum-Ready Edge Network), indemnities, conditions, termination rights, and other provisions as are customary for transactions of this type.

4 Term Description Due Diligence From the date hereof until the Closing or the earlier termination of negotiations, Datavault will provide Scilex and its representatives with reasonable access, during normal business hours and upon reasonable advance notice, to the books, records, properties, personnel, and advisors of Datavault as Scilex may reasonably request in connection with its due diligence review of Datavault and the Quantum-Ready Edge Network. Expenses Each Party will bear its own costs and expenses (including, without limitation, fees and expenses of counsel, accountants, financial advisors, and other advisors) incurred in connection with the negotiation, preparation, and execution of this Term Sheet, the Definitive Agreement, and the consummation of the Transaction, whether or not the Transaction is consummated. Public Announcements Neither Party will issue any press release or make any other public statement regarding this Term Sheet or the Transaction without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned, or delayed), except as required by applicable law, regulation, or stock exchange rule, in which case the disclosing Party will, to the extent permitted, consult with the other Party in advance regarding the timing and content of such disclosure. Governing Law This Term Sheet, and any dispute, claim, or controversy arising out of or relating hereto (whether sounding in contract, tort, or otherwise), will be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflict of laws principles. Jurisdiction; Waiver of Jury Trial Each Party irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, if such court declines jurisdiction, the federal and state courts located in the State of Delaware) in connection with any dispute arising out of or relating to this Term Sheet. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY SUCH PROCEEDING.

5 Term Description Entire Agreement This Term Sheet, together with the Confidentiality Agreement, constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations, and discussions, whether oral or written, among the Parties with respect thereto. Amendment This Term Sheet may not be amended, modified, or supplemented except by a written instrument signed by both Parties. Counterparts This Term Sheet may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument. Signatures delivered by electronic transmission (including PDF or DocuSign or similar electronic signature platform) will be deemed original signatures for all purposes hereunder. IN WITNESS WHEREOF, the Parties have executed this Term Sheet as of the date first written above. DATAVAULT AI INC. By: _______________________________ Name: Title: SCILEX HOLDING COMPANY By: _______________________________ Name: Title: